BUTTERFIELD BLAIR, INC.
                             A COLORADO CORPORATION
                                      dlbla
                                 NOVAHEAD, INC.
                             Its Wholly Owned Assets

                                     COPY OF

                          BUTTERFIELD BLAIR & NOVAHEAD

                           ASSET ACQUISITION AGREEMENT

                       AGREEMENT FOR TRANSFER AND SALE OF
                           PROPERTY AND CERTAIN ASSETS

     THIS AGREEMENT is made as of October 1, 2001, by and between NovaHead, Inc., an Arizona Corporation (the "Seller"), and Butterfield-Blair, Inc., a Colorado Corporation, (the "Purchaser").

                                   WITNESSETH:

     WHEREAS, the Seller is the owner of certain Assets, Contracts, Contract Rights, Product Rights, various intellectual properties and Licenses and desires to sell such property and all rights to such property to Purchaser;

     WHEREAS, the Purchaser desires to purchase such property from Seller for the consideration and on the terms and conditions set forth herein.

     NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, and the mutual covenants of the parties hereto and other good and valuable consideration had and received by each of the parties to this Agreement, receipt and sufficiency of which is hereby acknowledged, and the parties hereto hereby agree as follows:

                                    ARTICLE I

PROPERTY AND CERTAIN ASSETS TRANSFERRED AND WARRANTY OF SELLER

A. Seller hereby grants, bargains, sells, and convey A. Seller hereby grants, bargains, sells, and conveys, transfers, assigns, sets over, abandons, and delivers unto Purchaser in return for the purchase price to be paid by Purchaser as set forth herein below, all right, title and interest of Seller in and to the following Assets:

     1.   (Described in Exhibit A)

All Assets of Seller to be transferred to the Purchaser pursuant hereto, including all Softwares developed and Softwares in development, Contracts and pending Contracts, Contract Rights, Proprietary Rights, Licenses, Domain Name " which are sometimes hereinafter collectively referred to as the "Property".

B.   Seller hereby represents and warrants to Purchaser as follows:

     1. That Seller is the owner of the Property free and clear of any and all claims to free of any conditions, restrictions, liens, charges, encumbrances, and any adverse claims or rights and pledges and assignments whatsoever.

                  Agreement for Transfer and Sale of Property and Certain Assets

     2. That Seller has no knowledge of nor is aware of any circumstances that would support any claim that would prevent Purchaser from using the Property.

     3. That the Property (described in Exhibit A) and any proprietary information is secret, confidential and represents proprietary know-how of Seller and shall remain so.

     4. That the Contracts, Contract Rights, Property and certain other Assets sold do make up all or substantially all of the Assets of the Seller.

     5. That the Seller's controlling Shareholders acknowledge on behalf of the Company approval by the Shareholders is hereby given. Acknowledgment of same shall be so disclosed in the Certificates of Resolutions by the Sellers and Purchasers noted herein.

C. Seller agrees to disclose to Purchaser any and all improvements in the technologies of the Property and agrees that such improvements shall become the property of the Purchaser.

                                   ARTICLE 11
                      AGREEMENT TO MAINTAIN CONFIDENTIALITY

     Except as otherwise provided in Article I above, Seller covenants and warrants that no other person has had any knowledge obtained through him of the Property except under a properly effected Confidentiality Agreement. Seller and Purchaser agree that they will at all times hereafter preserve the secrecy of the Property and not disclose any confidential information pertaining to the property to any person not expressly authorized by Purchaser in writing and Seller will not make or permit to have made any unauthorized use or disclosure of the Property.

                                   ARTICLE III
                           EFFECTIVE DATE OF TRANSFER

     The effective date of the Agreement shall be October 1, 2001. Purchaser shall be the owner of all rights transferred herein and to the Property as of the effective date of this Agreement noted in Exhibit A.

                                   ARTICLE IV
                   PURCHASE PRICE AND A WARRANTY BY PURCHASER

     The purchase price for the property is four Million dollars ($4,000,000) payable by Purchaser to Seller, shall be as follows:

A. Delivery of eight Million (8,000,000) Shares of Restricted Common Stock under Rule 144 to seller within a 60 day period from the effective date of this Agreement, subject to applicable Federal and State Securities Laws to the Sellers Shareholders. (see Exhibit B Acquisition of Stock Letter)



                  Agreement for Transfer and Sale of Property and Certain Assets

B. The Directors and Officers hereby on Closure of thi e Directors Agreement by Certificate of Resolutions (see Exhibit C) will Elect the designated Directors by the Seller and submit resignations of the Purchaser's Board of Directors and Officers.

C. The Officers shall submit to the Company Treasury for cancellation one million and fifty thousand (1,050,000) Shares of Common Stock with President Verlin V. Taylor surrendering nine hundred and seventy five thousand (975,000) Shares and Secretary Brian C. Robinson surrendering seventy five thousand (75,000) Shares.

                                    ARTICLE V
                                 INDEMNIFICATION

Seller agrees to indemnify, from all damages asserted, hold harmless from all claims and pay all legal fees and expenses, including retainers and all ongoing billings, for any challenge, whether in litigation or demand, to Purchaser's acquired ownership rights to the Property and any Property free and clear of all liens claims and encumbrances. Failure to indemnify, hold harmless, and pay all legal fees and expenses on a current basis shall be a default and subject Seller to the provisions of Article V.

Purchaser agrees to indemnify, hold harmless, and agrees to defend Seller for any and all liabilities, known or unknown, and any acts or actions, whether financial or otherwise, taken on behalf of the Company, Butterfield-Blair from the inception of Butterfield-Blair until this document is signed by all parties.

                                   ARTICLE VI
                                  MISCELLANEOUS

A. This Agreement contains the terms of all Agreements of the parties hereto regarding the transfer of the Property by Seller to Purchaser and supersedes all prior, written and oral Agreements in effect as of the date hereof

B. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns, as the case may be.

C. This Agreement shall be governed by and construed under the laws of the State of .Arizona.

D. All notices and other communications to be given by the parties among themselves pursuant to this Agreement shall be 'in writing, by United States mail, postage prepaid, certified mail, return receipt requested or if hand-delivered then delivered to either of the parties at the following addresses:

                  Agreement for Transfer and Sale of Property and Certain Assets


If to the Purchaser:                                If to the Seller:
--------------------                                -----------------
ButterField Blair, Inc.                             Novahead, Inc. c/o Tom Sweeney, President
c/o Mr.K. Mark Deubner, Esq. 7000                   2130 East Turney Ave
E. Princess Dr. Suite1249                           Phoenix, Arizona  85016
Scottsdale, AZ. 85255

Either party may change its address to which any notices, communication, or payments are to be made hereunder by giving prior written notice to the other party thereof in the manner provided for in this section.

E. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such terms and conditions shall be deemed severed from the remainder of this Agreement, and the Agreement shall continue in all respects to be valid, binding, and enforceable.

F. This Agreement may be executed simultaneously in multiple counterparts each of the same force and effect. All covenants of the parties hereto shall survive the termination of this Agreement.

G. This Agreement may not be amended, modified or supplemented except by a written instrument executed by duly authorized officers of Purchaser and Seller.

H. The parties hereto shall from time-to-time execute and deliver such further instruments or take such further action as any party hereto or its counsel may reasonably request to effectuate the intent of this Agreement, including without limitation the execution and delivery of any and all documentation necessary to copyright and/or trademark the Property transferred hereunder or to transfer the same to Purchaser.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed and delivered to the other as of the date first written above.

SELLER:      NOVAHEAD, INC.


Dated    October 1, 2001
Mr. Thomas J. Sweeney, President

PURCHASER: BIJTTERFIELD-BLAIR, INC.


Dated: October 1, 2001
Mr. Verlin V. Taylor, President

                  Agreement for Transfer and Sale of Property and Certain Assets